Exhibit 99.1

Press Release	Source: Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. Announces Test Results on 3 Wells
Thursday November 13, 10:10 am ET

LONDON, Ky.--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (OTCBB: KYUS), an early stage natural gas exploration and production company, announced today that a four point flow test has been completed at three of its wells, B Johnston #1, Slinker #1B and Hunter Wells #3. These tests were completed by an independent gas analysis engineering company that was retained by the Company.

B Johnston #1 yielded an absolute open flow rate of 275 Mcf (thousand cubic feet) per day. The well was drilled to a total depth (“TD”) of 2,387 feet and has a producing zone of 112 feet between the depths of 2,150 and 2,262 feet in the New Albany shale. Shut in pressures built to approximately 757 psi.

Slinker #1B yielded an absolute open flow rate of 250 Mcf per day. The well was drilled to a TD of 2,340 feet and has a producing zone of 180 feet between the depths of 2,120 and 2,300 feet in the New Albany shale. Shut in pressures built to approximately 787 psi.

Hunter Wells #3 yielded an absolute open flow rate of 50 Mcf per day. The well was drilled to a TD of 2,420 feet and has a producing zone of 20 feet between the depths of 2,230 and 2,250 feet in the New Albany shale. Shut in pressures built to approximately 806 psi.

The four point flow test for each of these three wells was conducted with various orifices to establish the largest flow at the lowest surface pressure. The engineering company reported that flow volumes on each orifice were generally the same for all the various orifices used.

Steve Eversole, CEO of Kentucky USA Energy commented, “I am pleased that the Company can now report to our shareholders definitive four point flow test numbers for our initial wells . These flow test numbers confirm our original studies and are an industry accepted indicator of expected well production flow rates. Our well progress and test results are in line with our initial expectations and we expect that our completion cost per well will be lower than originally budgeted. I look forward to reporting additional well tests over the next couple of weeks.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing independent energy company with, it believes, the experience and technological expertise to develop its gas resources in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Contact:
Kentucky USA Energy, Inc.
Steven Eversole, CEO
Ph: 606-878-5987
or
Investor Relations
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com

Source: Kentucky USA Energy, Inc.